Exhibit 21.1

Diamondback Energy, Inc.
Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Diamondback E&P LLC	Delaware
Mustang Springs Oil Terminal, LLC	Delaware
Rattler Midstream GP LLC	Delaware
Rattler Midstream Operating LLC	Delaware
Rattler Midstream LP	Delaware
Tall City Towers LLC	Delaware
QEP Energy Company	Delaware
QEP Resources, Inc.	Delaware
Rattler Ajax Processing LLC	Delaware
Rattler OMOG LLC	Delaware
Rattler WTG LLC	Delaware
Viper Energy Partners GP LLC	Delaware
Viper Energy Partners LP	Delaware
Viper Energy Partners LLC	Delaware